Exhibit 10.38
EQUITABLE HOLDINGS, INC.
2022 LONG-TERM INCENTIVE COMPENSATION PROGRAM
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”), by and between Equitable Holdings, Inc., a Delaware corporation (the “Company”), and the individual who has signed this Agreement electronically (the “Service Provider”), is being entered into pursuant to the Equitable Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”). Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.

Section 1.Grant of Restricted Stock Units. The Company hereby evidences and confirms its grant to the Service Provider, effective as of February 16, 2022 (the “Grant Date”), of the number of Restricted Stock Units set forth in the Service Provider’s StockPlan Connect online account administered by Morgan Stanley. This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.
Section 2.Vesting of Restricted Stock Units.
(a)Vesting. Except as otherwise provided in this Section 2, the Restricted Stock Units shall vest ratably in equal annual installments over a three-year period, on each of the first three anniversaries of February 28, 2022 (each, a “Vesting Date”), subject to the continued service of the Service Provider to the Company or any of its Affiliates through such date. Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.
(b)Effect of Termination of Service. In the event of a termination of service, the treatment of any unvested Restricted Stock Units shall be governed by Article X of the Plan; provided that: (i) in the event of a Qualifying Termination prior to February 28, 2023, all Restricted Stock Units shall be forfeited, (ii) in the event of a Qualifying Termination on or after February 28, 2023, the Service Provider shall be treated for purposes of the treatment of the Restricted Stock Units as if the Service Provider continued in the service of the Company and the Restricted Stock Units shall remain outstanding and become vested in accordance with the terms and conditions of this Agreement and (iii) in the case of an involuntary termination without Cause on or after February 28, 2023 which is not a Qualifying Termination where the Service Provider signs a Release and does not exercise any rights to revoke such Release, the Service Provider shall retain that portion of any unvested Restricted Stock Units scheduled to vest:

(i) on February 28, 2024 (the “Second Tranche RSUs”) equal to the number of Second Tranche RSUs multiplied by the quotient of: (x) the number of full calendar months elapsed between February 28, 2022 and the termination date over (y) 24; and

(ii) on February 28, 2025 (the “Third Tranche RSUs”) equal to the number of Third Tranche RSUs multiplied by the quotient of: (x) the number of full calendar months elapsed between February 28, 2022 and the termination date over (y) 36.

(c)Effect of a Change in Control. In the event of a Change in Control, the treatment of any unvested Restricted Stock Units shall be governed by Article XI of the Plan.

(d)Discretionary Acceleration. Notwithstanding anything contained in this Agreement to the contrary, the Administrator, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Administrator shall determine.
(e)Failure to Accept Award. In the event that the Service Provider does not accept the Restricted Stock Units granted hereunder and the terms of this Agreement within six months after the Grant Date, the Restricted Stock Units shall be forfeited. In the event that the Service Provider does not comply with any informational requirements established by the Administrator or its designee under Section 10.7 of the Plan prior to a Vesting Date, the Restricted Stock Units otherwise scheduled to vest on that date shall be forfeited.
Section 3.Settlement of Restricted Stock Units. Subject to Section 6(a) of this Agreement, any outstanding Restricted Stock Units that become vested Restricted Stock Units shall be settled in an equal number of Shares on a date selected by the Company that is within 30 days following the applicable Vesting Date or, in the event of a termination of service by reason of death, within 30 days following the date of such termination (each such date, a “Settlement Date”).
Section 4.Restriction on Transfer; Non-Transferability of Restricted Stock Units. The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Service Provider upon the Service Provider’s death. Any purported transfer in violation of this Section 4 shall be void ab initio.
Section 5.Restrictive Covenants and Post-Termination Obligations. In consideration of the receipt of the Restricted Stock Units granted pursuant to this Agreement, the Service Provider agrees to be bound by the covenants set forth in Exhibit A to this Agreement, which are incorporated by reference and made part of this Agreement; provided that the Company’s remedies for the Service Provider’s breach of any covenant shall be limited to those described in Section 10.1 of the Plan.
Section 6.Miscellaneous.
(a)Tax Withholding. The Company or one of its Affiliates shall require the Service Provider to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding obligations that may arise in connection with the vesting of the Restricted Stock Units by retaining a number of Shares to be issued in respect of the Restricted Stock Units then vesting that have an aggregate Fair Market Value as of the Settlement Date equal to the amount of such taxes required to be withheld (and the Service Provider shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)). The number of Shares to be issued in respect of Restricted Stock Units shall thereupon be reduced by the number of Shares so retained.
(b)Dividend Equivalents. In the event that the Company pays any ordinary dividend in cash while the Service Provider has any outstanding Restricted Stock Units, there shall be credited to the account of the Service Provider a dividend equivalent in the form of additional Restricted Stock Units equal in value to the cash dividends that the Service Provider would have received if the Service Provider’s then outstanding Restricted Stock Units represented actual Shares. The Restricted Stock Units so credited shall be subject to the same vesting and other requirements applicable to the Restricted Stock Units with respect to which they are credited.
(c)Forfeiture of Awards. The Restricted Stock Units granted hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to the Service Provider or as required by applicable law, and are otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.
(d)Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, the Service Provider hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Service Provider pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company website or other electronic delivery.
(e)Amendment. This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by the Service Provider and the Company.
(f)Applicable Law. This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.
(g)Acceptance of Restricted Stock Units and Agreement. The Service Provider has indicated his or her consent and acknowledgement of the terms of this Agreement pursuant to the instructions provided to the Service Provider by or on behalf of the Company. The Service Provider acknowledges receipt of the Plan, represents to the Company that he or she has read and understood this Agreement and the Plan, and, as an express condition to the grant of the Restricted Stock Units under this Agreement, agrees to be bound by the terms of both this Agreement and the Plan. The Service Provider and the Company each agrees and acknowledges that the use of electronic media (including, without limitation, a clickthrough button or checkbox on a website of the Company or a third-party administrator) to indicate the Service Provider’s confirmation, consent, signature, agreement and delivery of this Agreement and the Restricted Stock Units is legally valid and has the same legal force and effect as if the Service Provider and the Company signed and executed this Agreement in paper form. The same use of electronic media may be used for any amendment or waiver of this Agreement.

(h)Offset of Proceeds Related to Indebtedness. The Service Provider agrees and acknowledges that the Company or one of its Subsidiaries may offset any amounts to which the Service Provider may be entitled under this Agreement by the amount of any indebtedness and related interest owed by the Service Provider to the Company or one of its Subsidiaries to the extent permitted by applicable law or, if lower, to the extent that such offset will not create adverse tax consequences to the Service Provider under Section 409A. Further, the Service Provider agrees and acknowledges that if any or all of the amount owed by the Service Provider is not satisfied by such offset, the Service Provider shall continue to remain responsible for payment of the outstanding balance.

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
RESTRICTIVE COVENANTS AND POST-TERMINATION OBLIGATIONS

Section 1. Acknowledgements. The Service Provider acknowledges and agrees that during the Service Provider’s service with the Company and its Affiliates, the Service Provider has and will have access to trade secrets and other information that is confidential and/or proprietary about the totality, strategies and business dealings of the Company and its Subsidiaries. The Service Provider acknowledges and agrees that such information is highly valuable to the Company and provides the Company with a unique and competitive advantage. The Service Provider further acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the covenants set forth herein would result in significant and irreparable harm to the Company.
Section 2. Protection of Confidential Information. The Service Provider will not, without permission of the Company, disclose any confidential and/or proprietary information or trade secrets of the Company or its Subsidiaries to anyone outside the Company, unless required by subpoena. Confidential and/or proprietary information and trade secrets include, but are not limited to, customer lists, any confidential information about (or provided by) any customer or prospective or former customer of the Company or one of its Subsidiaries, product development information, marketing and sales plans, premium or other pricing information, operating policies and manuals and other confidential information related to the Company or its Subsidiaries. Notwithstanding the foregoing, the Service Provider may disclose confidential information as (x) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (y) required pursuant to an order or requirement of a court, administrative agency, regulatory (including any self-regulatory) agency or authority or other government body.
Section 3. Noncompetition. The Service Provider will not, for 12 months following termination of service, directly or indirectly provide services in any capacity for any entity that conducts business competitive to that of the Company or one of its Subsidiaries.
Section 4. Non-solicitation of Service Providers and Agents. The Service Provider will not, for 12 months following termination of service, directly or indirectly, individually or on behalf of any other person or business entity of any type, hire or attempt to hire any Service Provider, agent or agency, broker, broker-dealer, financial professional, registered principal or representative who is, or during the 6 months preceding the Service Provider’s termination of service was, employed or associated with the Company or one of its Subsidiaries.
Section 5. Non-solicitation of Customers. The Service Provider will not, for 12 months following termination of service, directly or indirectly, either for the Service Provider’s own benefit or for the benefit of another, attempt to solicit any person or entity that is, or during the 6 months preceding the Service Provider’s termination of service was, a customer of the Company or one of its Subsidiaries.
Section 6. Non-disparagement. The Service Provider shall not (including following any termination of service with the Company and its Subsidiaries), whether in writing or orally, disparage the Company, its Subsidiaries, any of their respective Affiliates or their respective predecessors and successors, or any of the current or former directors, officers, executives, shareholders, partners, members, or, as a group, other Service Providers of any of the foregoing, with respect to any of their respective past or present activities or otherwise publish (whether in writing or orally) statements that reflects adversely on or encourages any adverse action against the aforementioned parties unless (x) testifying truthfully under oath pursuant to a lawful court order or subpoena, (y) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation § 240.21F-17) or (z) required pursuant to an order or requirement of a court, administrative agency, regulatory (including any self-regulatory) agency or authority, or other government body.
Section 7. Agreement to Cooperate. Following the termination of service and without additional compensation, the Service Provider will reasonably assist and cooperate with the Company and its Subsidiaries in connection with the defense or prosecution of any claim that may be made against or by the Company or one of its Subsidiaries, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or one of its Subsidiaries including preparing for and testifying in any proceeding to the extent that such claims investigations or proceedings relate to services performed or required to be performed by the Service Provider during service, pertinent knowledge possessed by the Service Provider or any act or omission by the Service Provider. Service Provider will perform all acts and execute and deliver all documents that may be reasonably necessary to carry out the provisions of this Section 7. Upon submission of appropriate written documentation, the Company agrees to reimburse the Service Provider for reasonable pre-approved out-of-pocket expenses incurred in connection with such assistance. The Company agrees it will make all reasonable efforts to minimize disruption to the Service Provider’s other commitments.